                                                                    Exhibit (11)


                                STEPAN COMPANY
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           For the Three and Six Months Ended June 30, 1998 and 1997
                                   Unaudited

(In Thousands, except per share amounts)                   Three Months Ended                Six Months Ended
                                                                 June 30                         June 30
                                                          1998           1997               1998          1997
                                                          ----           ----               ----          ----
Computation of Basic Earnings per Share
---------------------------------------
Net income                                               $ 7,110        $ 6,323           $12,832       $10,800
Deduct dividends on preferred stock                          224            267               449           534
                                                         -------        -------           -------       -------
Income applicable to common stock                        $ 6,886        $ 6,056           $12,383       $10,266
                                                         =======        =======           =======       =======

Weighted average number of shares outstanding              9,854          9,834             9,850         9,837

Per share earnings*                                      $ 0.699        $ 0.616           $ 1.257       $ 1.044
                                                         =======        =======           =======       =======


Computation of Diluted Earnings per Share
-----------------------------------------

Net Income                                               $ 7,110        $ 6,323           $12,832       $10,800
                                                         -------        -------           -------       -------

Weighted-average number of shares outstanding              9,854          9,834             9,850         9,837
Add net shares issuable from assumed exercise
 of options (under treasury stock method)                    485            246               438           261
Add Weighted-average shares issuable from assumed
 conversion of convertible preferred stock                   744            887               745           887
                                                         -------        -------           -------       -------
Shares applicable to diluted earnings                     11,083         10,967            11,033        10,985
                                                         =======        =======           =======       =======

Per share diluted earnings*                              $ 0.642        $ 0.577           $ 1.163       $ 0.983
                                                         =======        =======           =======       =======

__________
*  Rounded

This calculation is submitted in accordance with Regulation S-K, item
601(b)(11).